Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-101389) of Constar International Inc. of our report dated June 22, 2009 relating to the financial statements of Constar, Inc. 401(k) Retirement Savings Plan for the year ended December 31, 2008, which appears in this Form 11-K.

/s/ Parente Randolph, LLC
Philadelphia, Pennsylvania
June 25, 2009